Exhibit 10.24

FORM OF RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of             , 2007, (the “Agreement”) between UNDER ARMOUR, INC. (the “Company”) and                      (the “Grantee”).

WHEREAS, the Company has adopted the 2005 Omnibus Long-Term Incentive Plan (the “Plan”), attached hereto as Attachment A, to promote the interests of the Company and its stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and

WHEREAS, the Plan provides for the Grant to Grantees in the Plan of restricted share units for shares of Stock of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Investment. The Grantee represents that the Restricted Stock Units (as defined herein) are being acquired for investment and not with a view toward the distribution thereof.

2. Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee an Award of Restricted Share Units for          shares of Stock of the Company (collectively, the “Restricted Stock Units”). The Purchase Price for the Restricted Stock Units shall be paid by the Grantee’s services to the Company.

3. Grant Date. The Grant Date of the Restricted Stock Units hereby granted is                     , 2007.

4. Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Board, or a Committee thereof, shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.

5. Vesting and Delivery Date. The Restricted Stock Units shall vest in five equal annual installments on each August 15th beginning August 15, 2008; provided that the Grantee remains continuously employed by the Company through each such applicable vesting date. Notwithstanding the foregoing, (i) in the event that the Grantee’s employment is terminated on account of the Grantee’s death or Disability at any time, all unvested Restricted Stock Units not previously forfeited shall immediately vest on such date of termination and (ii) in the event of a Change in Control, all unvested Restricted Stock Units not previously forfeited shall vest on such Change in Control. On the first business day after each vesting date, the Company shall deliver to Grantee the shares of stock to which the Restricted Stock Units relate, provided, however, that if the shares of stock would otherwise be delivered to Grantee during a period in which Grantee is (i) subject to a lock-up agreement restricting Grantee’s ability to sell the shares in the open market or (ii) restricted from selling the shares in the open market because Grantee is not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or Grantee is otherwise restricted from trading), delivery of the shares will be delayed until the first date on which Grantee is no longer prohibited from selling the shares due to a lock-up agreement or insider trading or similar plan restriction.

6. Forfeiture. Subject to the provisions of the Plan and Section 5 of this Agreement, with respect to the Restricted Stock Units which have not become vested on the date the Grantee’s employment is terminated, the Award of Restricted Stock Units shall expire and such unvested Restricted Stock Units shall immediately be forfeited on such date.

7. No Shareholder Rights. Grantee does not have any rights of a shareholder with respect to the Restricted Stock Units. No dividend equivalents will be earned or paid with regard to the Restricted Stock Units.

8. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9. Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to its subject matter.

10. Withholding Taxes. Grantee agrees, as a condition of this grant, that Grantee will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or delivery of shares acquired under this grant. In the event that the Company determines that any federal, state, local, municipal or foreign tax or withholding payment is required relating to the vesting in Restricted Stock Units or delivery of shares arising from this grant, the Company shall have the right to require such payments from Grantee in the form and manner as provided in the Plan.

11. Data Privacy. In order to administer the Plan, the Company may process personal data about Grantee. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, Grantee gives explicit consent to the Company to process any such personal data. Grantee also gives explicit consent to the Company to transfer any such personal data outside the country in which Grantee works or are employed, including, with respect to non-US. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

12. Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant Grantee agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, as Grantee is entitled to receive, the Company would be pleased to provide copies. Grantee should contact                      to request paper copies of these documents.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to the provisions governing conflict of laws.

15. Grantee Acknowledgment. The Grantee hereby acknowledges receipt of a copy of the Plan. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Board, or a Committee thereof, in respect of the Plan, this Agreement and this Award of Restricted Stock Units shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement and the Plan as of the day and year first written above.

UNDER ARMOUR, INC.

By:

WITNESS:	GRANTEE

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